EXHIBIT 11

Alan T. Schiffman, CPA, PC

Financial Strategists     Business Consultants

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net    Website: alantschiffman.com

The consolidated balance sheets and members’ equity of Own Our Own Fund I, LLC as of June 30, 2020 and December 31, 2019, and the related statements of operations and cash flows for the six months ended June 30, 2020 and the period from November 4, 2019 (inception) to December 31, 2019, included in this prospectus, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that ﬁrm as experts in auditing and accounting.

The above ﬁnancial statements of Own Our Own Fund I, LLC as of June 30, 2020 and December 31, 2019 and the results of operations and its cash flows for the six months ended June 30, 2020 and for the period from November 4, 2019 (inception) to December 31, 2019, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated October 6, 2020, on our audit of the ﬁnancial statements of Own Our Own Fund I, LLC.

December 22, 2020

Naples, Florida